Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the following Registration Statements:
Registration Statement (Form S-3 No. 333-161237),
Registration Statement (Form S-8 No. 333-159733),
Registration Statement (Form S-8 No. 333-145450),
Registration Statement (Form S-8 No. 333-145449) and
Registration Statement (Form S-8 No. 333-136402);
of SXC Health Solutions Corp. of our report dated September 12, 2007 relating to the consolidated financial statements of National Medical Health Card Systems, Inc., which appears in the Current Report on Form 8-K of SXC Health Solutions Corp., dated September 14, 2009, and to the reference to our firm under the heading “Experts” in any prospectus supplement to the prospectus dated August 10, 2009 included in the Registration Statement on Form S-3 (No. 333-161237) of SXC Health Solutions Corp.
/s/ Ernst & Young LLP
New York, New York
September 14, 2009